Exhibit 1

STOCK PURCHASE AGREEMENT

By and Among

Fujian Thai Hot Investment Co., Ltd,

OCM Principal Opportunities Fund IV, L.P.,

MTS Health Investors II, L.P.,

Alliance-Oaktree Co-Investors, LLC,

Alliance-MTS Co-Investors I, LLC

Alliance-MTS Co-Investors II, LLC

and

Larry C. Buckelew

Dated as of
September 16, 2015

i

ii

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 16, 2015, by and among 福建泰禾投资有限公司 (Fujian Thai Hot Investment Co., Ltd), an entity organized under the laws of the People’s Republic of China (the “Purchaser”), OCM Principal Opportunities Fund IV, L.P., a California limited partnership (“OCM Fund”), MTS Health Investors II, L.P., a Delaware limited partnership (“MTS”), Alliance-Oaktree Co-Investors, LLC, a Delaware limited liability company (“Co-Investors”), Alliance-MTS Co-Investors I, LLC, a Delaware limited liability company (“Co-Investors I”), Alliance-MTS Co-Investors II, LLC, a Delaware limited liability company (“Co-Investors II”), and Larry C. Buckelew (“Buckelew” and, together with OCM Fund, MTS, Co-Investors, Co-Investors I and Co-Investors II, the “Sellers”).

RECITALS

WHEREAS, the Sellers are the record and beneficial owners of (or in the case of Buckelew, vested options to purchase) an aggregate of 5,537,945 shares of common stock, par value $0.01 per share (“Common Stock”), of Alliance HealthCare Services, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Purchaser desires to acquire from the Sellers (the “Share Purchase”), and the Sellers desire to sell to the Purchaser, severally and not jointly, all of their right, title and interest in and to the aggregate amount of 5,537,945 shares of Common Stock (the “Shares”), on the terms and subject to the conditions contained herein;

WHEREAS, this Agreement and the transactions contemplated hereby have been approved by all requisite action on the part of the Sellers and the Purchaser;

WHEREAS, the parties intend that the purchase and sale of the Shares contemplated by this Agreement shall be conditioned upon the Company’s Board of Directors approving such purchase and sale for purposes of Section 203 of the Delaware General Corporation Law (“Section 203”), and that prior to such approval the Purchaser shall not become or be deemed to be a beneficial owner of the Shares for any purposes, including under Section 203; and

WHEREAS, at the Closing (as defined below), the Purchaser and the Company will enter into a Governance Agreement that will contain the terms set forth on Exhibit A attached hereto (such agreement, the “Governance Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND. TERMS

Section 1.1            Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall mean this Agreement, together with the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Buckelew Shares” shall have the meaning set forth in Section 3.3 hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York or Beijing, China are authorized or obligated by Law or executive order to close.

“CFIUS” means the Committee on Foreign Investment in the United States, which, as the context may require, includes any member agency or governmental subdivision of the United States government that is a CFIUS member as specified in Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246. and otherwise (codified at 50 U.S.C. App. 2170) and regulations thereto, codified at 31 C.F.R. Part 800, et seq., as amended.

“CFIUS Clearance” means (i) the issuance of a written notice by CFIUS that it has concluded a review of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated hereby and determined not to conduct a full investigation, (ii) if CFIUS shall have undertaken a full investigation, CFIUS shall have issued a written notification that the U.S. government will not take action to prevent the transactions contemplated hereby or (iii) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision and (x) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated hereby or (y) having received a report from CFIUS requesting the President’s decision, the President shall not have taken any action after 15 days from the date the President received such report from CFIUS.

“Closing” shall mean the closing of the transactions contemplated by this Agreement, as provided for in Section 2.1 hereof.

“Closing Date” shall have the meaning set forth in Section 2.1 hereof.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Company” shall have the meaning set forth in the recitals hereto.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions, except to the extent they have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries operate, (B) changes or conditions generally affecting the industries in which the Company and its subsidiaries operate, except to the extent they specifically relate to or have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters, except to the extent they have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries operate, (D) any failure by the Company and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or any changes in the market price or trading volume of the Common Stock or in the Company’s credit rating (it being understood that this clause (D) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have caused or contributed to such failure or change independently constitutes or contributes to a Company Material Adverse Effect), (E) the taking of any action required by this Agreement or the announcement of the transactions contemplated hereby, including by reason of the identity of the Purchaser or any communication by the Purchaser regarding its plans or intentions with respect to the conduct of the Company’s business or (F) changes in applicable Laws or GAAP.

“Consents” shall have the meaning set forth in Section 3.4(b) hereof.

“Contract” shall mean any bond, note, mortgage, deed of trust, lease, commitment, obligation, understanding, arrangement, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument.

“DPA” shall mean the Defense Production Act of 1950, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governance Agreement” shall have the meaning set forth in the recitals hereto.

“Governmental Authority” shall have the meaning set forth in Section 3.4(b) hereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Liens” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or other adverse interests or restrictions on title or transfer.

“MOFCOM” shall have the meaning set forth in Section 4.3(b) hereof.

“NDRC” shall have the meaning set forth in Section 4.3(b) hereof.

“Organizational Documents” shall mean, with respect to a corporation, its Articles or Certificate of Incorporation and Bylaws, including any amendments or restatements thereof, with respect to a limited liability corporation, its Articles or Certificate of Organization or Formation and Limited Liability Company Agreement or Operating Agreement, including any amendments or restatements thereof, with respect to a partnership, its partnership agreement, and with respect to any other entity type, any similar organizational documents, in each case, currently in effect.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“PRC” shall have the meaning set forth in Section 4.3(b) hereof.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Registration Rights Agreement” shall have the meaning set forth in Section 3.3 hereto.

“Related Party” shall have the meaning set forth in Section 8.12 hereof.

“Replacement Shares” shall have the meaning set forth in Section 6.4 hereof.

“SAFE Designated Bank” shall have the meaning set forth in Section 4.3(b) hereof.

“Section 203” shall have the meaning set forth in the recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.5.

“Sellers” shall have the meaning set forth in the preamble hereto.

“Share Purchase” shall have the meaning set forth in the recitals hereto.

“Shares” shall have the meaning set forth in the preamble hereto.

“Termination Date” shall have the meaning set forth in Section 7.1(b) hereof.

Section 1.2            Other Definitional Provisions.

(a)        The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)        The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)        The term “dollars” and character “$” shall mean United States dollars.

(d)        The word “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings.

ARTICLE II

CLOSING;
PURCHASE AND SALE OF SHARES

Section 2.1            Closing. The closing of the Share Purchase (the “Closing”) shall take place at the office of Davis Polk and Wardwell LLP, 2201 China World Office 2, 1 Jian Guo Men Wai Avenue, Chaoyang District, Beijing 100004, China, at 10:00 a.m. (California time), on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions precedent specified in Article VI, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.2            Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall, severally and not jointly, sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall, purchase, acquire and accept from the Sellers, all right, title and interest in and to the Shares, free and clear of any and all Liens, except for any Liens arising under the Securities Act or any applicable state or foreign securities Laws.  For the avoidance of doubt, subject to Section 6.4, the Purchaser shall not be required to purchase any Shares from any Seller unless and until all Sellers are concurrently selling and delivering all of their Shares to the Purchaser.

Section 2.3            Conveyance. At the Closing, each Seller shall deliver to the Purchaser certificates representing the number of Shares set forth opposite such Seller’s name on Schedule I hereto, each such certificate to be duly and validly endorsed in favor of the Purchaser or accompanied by a separate stock power duly and validly executed by such Seller.

Section 2.4            Consideration. At the Closing, in consideration of such sale, conveyance, assignment, transfer and delivery of the Shares by each Seller, severally and not jointly, the Purchaser shall pay or cause to be paid to or at the direction of each Seller, the amount in United States dollars set forth opposite such Seller’s name on Schedule I hereto by wire transfer to the applicable accounts identified by the Sellers at least two (2) Business Days prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to the Purchaser as follows:

Section 3.1            Organization. Such Seller (other than Buckelew) is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of the State of California or Delaware, as the case may be, and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

Section 3.2            Authority; Binding Effect. Such Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Other than with respect to Buckelew, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited liability company or limited partnership action, as the case may be, on the part of such Seller, and no other action on the part of such Seller is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting enforcement of creditors’ rights generally and (ii) equitable limitations on the availability of specific remedies (whether considered in a proceeding in equity or at law).

Section 3.3            Title to Shares; Conveyance. Such Seller (other than Buckelew) is the record and beneficial owner of the number of Shares set forth opposite such Seller’s name on Schedule I hereto and has good and valid title to all of such Shares, free and clear of all Liens, except Liens arising under the Securities Act or any applicable state securities Laws. As of the date hereof, Buckelew holds certain fully vested stock options and, as of the Closing, such stock options will have been exercised for the number of shares of Common Stock set forth opposite Buckelew’s name on Schedule I attached hereto (the “Buckelew Shares”), entitling Buckelew to receive from the Company at or prior to the Closing all of the Buckelew Shares.  The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by such Seller to the Purchaser at the Closing will be duly executed and delivered by such Seller. Such Seller (other than Buckelew) has certain registration rights with respect to the Shares under that certain Registration Rights Agreement, dated as of November 2, 1999, by and among the Company, Viewer Holdings LLC, a Delaware limited liability company (“Viewer”), Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. (the “Registration Rights Agreement”) that such Seller received pursuant to that certain

Assignment, dated April 16, 2007, by and among Viewer, OCM Fund, MTS, Co-Investors, Co-Investors I and Co-Investors II, and the assignment of such Seller’s registration rights to be executed and delivered by such Seller to the Purchaser at the Closing will be valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms.

Section 3.4            No Violation; Consents and Approvals.

(a)        The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby will not (i) to the extent such Seller has Organizational Documents, conflict with or violate the Organizational Documents of such Seller, (ii) conflict with or violate any Laws applicable to such Seller or by which its properties or assets are bound or are subject, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payments under, or result in the creation of a Lien on any of the properties or assets of such Seller under, any material Contract to which such Seller is a party or by which its properties or assets are bound or subject, which breach, default, conflict, right of termination, amendment, acceleration, cancellation, payment or Lien would materially impair such Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b)        The execution and delivery of this Agreement by such Seller does not, and the performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby will not, require such Seller to make any filing with, obtain any permit, authorization, consent or approval of, or given any notice to (“Consents”), any court, tribunal, legislative, executive or regulatory authority or agency (a “Governmental Authority”), or any third party, except for filings pursuant to the DPA, the HSR Act, the Securities Act and the Exchange Act.

Section 3.5            Brokers. Except as set forth on Schedule 3.5, such Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.  The Sellers (other than Buckelew) are solely liable for any amounts payable to the Person set forth on Schedule 3.5 in connection with the transactions contemplated by this Agreement, and none of the Purchaser, the Company or any of its subsidiaries will have any liability in connection therewith.

Section 3.6            No Other Representations. Except for the representations and warranties contained in this Article III and the warranties that inure to the benefit of a purchaser of stock under Section 8-108 of the Uniform Commercial Code, the Purchaser acknowledges and agrees that none of the Sellers, the Company, or any Affiliate of a Seller or the Company nor any other Person has made or makes any other express, implied or statutory representation or warranty with respect to the Sellers, individually or collectively, the Shares or with respect to the Purchaser’s acquisition of the Shares, including any representations or warranties as to the Company, its business, its future financial condition or results of operations, including any financial projections provided by the Company, a Seller or any of their respective representatives to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to each Seller as follows:

Section 4.1            Organization. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the People’s Republic of China, and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business’ as it is now being conducted.

Section 4.2            Authority; Binding Effect. The Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of the Purchaser, and no other action on the part of the Purchaser is required to authorize the execution, delivery and performance hereof, or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting enforcement of creditors’ rights generally and (ii) equitable limitations on the availability of specific remedies (whether considered in a proceeding in equity or at law).

Section 4.3            No Violation, Consents and Approvals.

(a)        The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Organizational Documents of the Purchaser, (ii) conflict with or violate any Laws applicable to the Purchaser or by or to which any of its properties or assets are bound or subject, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would constitute a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of the Purchaser under, any material Contract to which the Purchaser is a party or by or to which the Purchaser or any of its properties or assets are bound or subject, which breach, default, conflict, right of termination, amendment, acceleration or cancellation, payment or Lien would materially impair the Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b)        The execution and delivery of this Agreement by the Purchaser does not, and the performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not, require the Purchaser to obtain any Consents from any Governmental Authority, or any third party, except for filings and other applicable requirements pursuant to the National Development and Reform Commission (the “NDRC”) and the Ministry

of Commerce (the “MOFCOM”) of the People’s Republic of China (the “PRC”), or their respective Fujian provincial counterparties, as applicable, and the registration with a PRC bank designated by the PRC State Administration of Foreign Exchange to handle outbound investment foreign exchange registration (“SAFE Designated Bank”).

Section 4.4            Nature of Investment.

(a)        The Purchaser is acquiring the Shares as principal for its own account for investment purposes only and not with a view to distributing or reselling such Shares or any part thereof.

(b)        The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Purchaser, either alone or together with its representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Shares, and have so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(c)        The Purchaser acknowledges that it has had (i) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable the Purchaser to evaluate its investment; (ii) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Sellers concerning the terms and conditions of the sale of the Shares and the merits and risks of investing in the Shares; and (iii) the opportunity to obtain such additional information that the Sellers possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to its investments.

(d)        The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)        The Purchaser understands and acknowledges that (i) the Shares are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, (ii) the availability of such exemption depends in part on, and the Sellers will rely upon the accuracy and truthfulness of, the foregoing representations and the Purchaser hereby consents to such reliance, and (iii) the Shares are “restricted securities” for purposes of the Securities Act and rules thereunder and may not be resold without registration under the Securities Act or an exemption therefrom, and the certificates representing such shares will bear a restrictive legend to such effect.

Section 4.5            Brokers. The Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement whose fees, commissions or expenses would be payable by any of the Sellers or the Company.

Section 4.6            Other Representations.  The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make all payments it is required to make at or prior to Closing pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.  The Purchaser is, and at all times prior to the Closing will be, the majority equityholder of Thaihot Group Co., Ltd, an entity organized under the laws of the People’s Republic of China.

ARTICLE V

COVENANTS

Section 5.1            Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Sellers and the Purchaser each agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI hereof).

Section 5.2            Consents. Without limiting the generality of Section 5.1 hereof, each of the parties hereto shall (i) use reasonable best efforts to obtain all Consents, if any, of Governmental Authorities and third parties which are to be obtained by such party and are necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, and (ii) provide reasonable cooperation and assistance reasonably requested by the Company with regard to the Company obtaining all Consents, if any, of Governmental Authorities and third parties which are to be obtained by the Company and are necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including but not limited to those Consents set forth in Schedule 5.2. Notwithstanding the foregoing, neither the Purchaser nor the Sellers shall have any obligation to pay any fee to any third party (other than filing or other fees payable to Governmental Authorities) for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consents. Each of the parties hereto shall make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.

Section 5.3            Notifications.

(a)        The Purchaser shall use its reasonable best efforts to file, as soon as practicable after the date hereof but in any event within five (5) Business Days thereafter, the notification and report forms required for the transactions contemplated by this Agreement with the United States Federal Trade Commission and the United States Department of Justice, and shall provide any supplemental information requested in connection with such notification and report forms pursuant to the HSR Act. Each Seller shall furnish to the Purchaser’s counsel such information and assistance as is reasonably necessary to the Purchaser and reasonably available to such Seller in connection with the Purchaser’s preparation of any filing or submission that is necessary under the HSR Act.

(b)        The Purchaser and the Sellers shall, and shall cause their respective Affiliates to, cooperate in the preparation of any draft and final notification of the transaction contemplated hereby to CFIUS made in accordance with 31 C.F.R. Part 800, and shall use their reasonable best efforts to provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with a CFIUS review or investigation of the transaction contemplated hereby.  Such reasonable best efforts with respect to Purchaser shall include agreeing to any reasonable action, restriction or condition proposed by CFIUS or any other agency or branch of the U.S. government as a condition to obtaining the CFIUS Clearance, it being understood that no proposed action, restriction or condition will be deemed to be reasonable if it would, in the Purchaser’s reasonable judgment, materially impair the financial value of the Purchaser’s investment or the reasonably anticipated benefits to the Purchaser of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to agree to any action, restriction or condition proposed by CFIUS or any other agency or branch of the U.S. government as a condition to obtaining CFIUS Clearance.

(c)        The Purchaser shall use its reasonable best efforts to file, as soon as practicable after the date hereof, the notification and report forms required for the transaction contemplated by this Agreement with NRDC and MOFCOM. The Purchaser shall also use its reasonable best efforts, as soon as practicable after the date hereof, to register with and obtain an Outbound Direct Investment Foreign Exchange Registration Certificate from a SAFE Designated Bank for the purpose of remitting consideration to each Seller set forth opposite such Seller’s name on Schedule I hereto.

Section 5.4            Notification of Certain Matters. Each Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to each Seller, of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of such Seller or the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing or (ii) such Seller or the Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.5            Resignations. At or prior to the Closing Date, the Sellers shall cause Michael P. Harmon, Aaron A. Bendikson and Curtis S. Lane to resign from the Board of Directors of the Company and each Committee thereof.

Section 5.6            No Pre-Closing Actions.  From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, the Sellers shall not vote for, propose or support any transaction or action by the Company that is materially adverse to the Purchaser or is otherwise inconsistent with the transactions contemplated hereby.

Section 5.7            Governance Agreement.  From and after the date hereof, the Purchaser shall work with the Company in good faith to finalize the Governance Agreement as promptly as practicable.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1            Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver (in the case of Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) only (and, in the case of a waiver by the Sellers, only by the holders of a majority of the shares of Common Stock owned by the Sellers), it being understood and agreed that the condition in Section 6.1(e) shall not be waivable by the holders of a majority of the shares of Common Stock owned by the Sellers or by the Purchaser without the written consent of the Company) at or prior to the Closing of each of the following conditions:

(a)        No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority which makes the consummation of the transactions contemplated hereby illegal; provided, that the parties shall use their reasonable best efforts to have any temporary or preliminary order or injunction lifted.

(b)        HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

(c)        CFIUS.  CFIUS Clearance shall have been obtained.

(d)        PRC Filings/Registrations. Filing acceptable notices for the transactions contemplated hereby from each of the NDRC and MOFCOM shall have been obtained, and a SAFE Designated Bank shall have issued to the Purchaser an Outbound Direct Investment Foreign Exchange Registration Certificate in respect of the transactions contemplated hereby.

(e)        Credit Agreement. The Company shall have obtained all necessary waivers, consents or amendments under the Credit Agreement, dated as of June 3, 2013, as amended, by and among the Company, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other lenders party thereto (as amended, the “Credit Agreement”) for the consummation of the transactions contemplated by this Agreement without resulting in any breach of, or constituting a default (or an event that with notice or lapse of time or both would constitute a default) under, or giving to such agent and/or lenders any right of termination, amendment, acceleration or cancellation of, the Credit Agreement.

Section 6.2            Conditions to the Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Purchaser, it being understood and agreed that the condition in Section 6.2(h) shall not be waivable by the Purchaser without the written consent of the Company):

(a)        Representations and Warranties. The representations and warranties of the Sellers contained in Article III hereof that are qualified as to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date.

(b)        Performance. Each Seller shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date, including, without limitation, the covenants and agreements set forth in Sections 2.2 and 2.3.

(c)        Officer’s Certificate. Each Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of such Seller or by Buckelew, as the case may be, certifying the satisfaction of the applicable conditions set forth in subsections 6.2(a) and (b) hereof.

(d)        Instrument of Assignment. Each Seller shall have delivered to the Purchaser certificates representing the number of Shares set forth opposite such Seller’s name on Schedule I hereto, each such certificate duly and validly endorsed in favor of the Purchaser or accompanied by a separate stock power duly and validly executed by such Seller.

(e)        Assignment of Registration Rights. Each Seller (other than Buckelew) shall have delivered to the Purchaser an instrument of assignment, in the form attached hereto as Exhibit B, relating to the assignment to the Purchaser of any and all of such Seller’s registration rights with respect to the Shares under the Registration Rights Agreement.

(f)        Governance Agreement. Prior to or concurrently with the Closing, the Company and the Purchaser shall enter into the Governance Agreement.

(g)        Company Material Adverse Effect.  Since the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)        Section 203.  This Agreement and the transactions contemplated hereby shall have been duly and validly approved by the Board of Directors of the Company for all purposes of Section 203.

Section 6.3            Conditions to the Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Sellers):

(a)        Representations and Warranties. The representations and warranties of the Purchaser contained herein which are qualified as to materiality shall be true and correct in all respects, and such representations and warranties as are not so qualified shall be true and correct in all material respects, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date.

(b)        Performance. The Purchaser shall have performed and complied with, in all material respects, all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(c)        Officer’s Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, certifying to the satisfaction of the conditions set forth in subsections 6.3(a) and (b) hereof.

(d)        Payment of Purchase Price. The Purchaser shall have delivered to each Seller by wire transfer of federal or other immediately available funds to the account designated by such Seller the amount set forth opposite such Seller’s name on Schedule I hereto.

Section 6.4            Replacement Shares.  Notwithstanding anything to the contrary herein, if (a) for any reason Buckelew has breached or is otherwise in default with respect to any of his representations, warranties, covenants or agreements set forth herein, (b) each Seller (other than Buckelew) shall have satisfied the conditions contained in Section 6.2 that are applicable to such Seller and (c) Buckelew has not cured such breaches or defaults within two (2) Business Days following receipt of notice from the Sellers (other than Buckelew) stating that the conditions in clauses (a) and (b) in this Section 6.4 have been satisfied, then (I) Buckelew shall immediately and automatically forfeit, and be deemed to have forfeited, all rights under this Agreement, including, without limitation, the right to sell the Buckelew Shares to the Purchaser pursuant to this Agreement and the Sellers (other than Buckelew) shall be entitled to seek all available remedies against Buckelew (including, without limitation, damages for any difference between the purchase price received for the Replacement Shares hereunder and the cost of acquiring the Replacement Shares), (II) the Sellers (other than Buckelew) shall have the right, but not the obligation, to acquire and deliver the amount of shares of Common Stock necessary to replace the Buckelew Shares (such shares of Common Stock, the “Replacement Shares”) and (III) the Purchaser shall be obligated to (y) accept such Replacement Shares in lieu of the Buckelew Shares and (z) subject to the remaining terms and conditions of this Agreement, satisfy all of its obligations hereunder, including, without limitation, its obligations under Section 2.4.  Upon the acquisition of the Replacement Shares by the Sellers (other than Buckelew) (i) Schedule I attached hereto shall be promptly updated to remove Buckelew and to reflect the ownership of the Replacement Shares by the applicable Seller or Sellers, (ii) the representations and warranties made with respect to the Replacement Shares (other than the representations and warranties contained in the third sentence of Section 3.3, which will not be made with respect to the Replacement Shares) shall be made, severally and not jointly, by the applicable Seller or

Sellers that own the Replacement Shares and (iii) all other conditions in Section 6.2 that would have otherwise been related to Buckelew or the Buckelew Shares shall be deemed to relate, to the extent applicable, to the applicable Seller or Sellers that own the Replacement Shares or to the Replacement Shares.

ARTICLE VII

TERMINATION; SURVIVAL

Section 7.1            Termination; Survival. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)        by mutual written agreement of the Purchaser and the holders of a majority of shares of Common Stock owned by the Sellers;

(b)        at any time on or after January 14, 2016 (the “Termination Date”), by either the Purchaser or the holders of a majority of shares of Common Stock owned by the Sellers, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to the Termination Date and if the failure to consummate the Closing by the Termination Date is not the result of any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party (or, in the case of a termination by the holders of a majority of shares of Common Stock owned by the Sellers, any Seller) seeking to terminate this Agreement; or

(c)        by either the Purchaser (subject to Section 6.4) or the holders of a majority of shares of Common Stock owned by the Sellers by written notice of such termination to the other parties if any event, fact or condition shall occur or exist that makes it impossible to satisfy a condition to the terminating party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party (or, in the case of a termination by the holders of a majority of shares of Common Stock owned by the Sellers, any Seller) to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing.

Section 7.2            Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1 hereof, this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 7.2 and in Sections 8.1, 8.6, 8.7 and 8.12 hereof, and except that nothing herein will limit or restrict the rights or remedies of any party hereto against the other parties for any material breach of this Agreement arising prior to termination. If this Agreement is terminated pursuant to Section 7.1 hereof, all filings, applications and other submissions made pursuant to Sections 5.1, 5.2 and 5.3 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made.

Section 7.3            Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate as of the Closing and shall not survive the Closing for any purpose, except that the Seller Fundamental Representations shall survive the Closing until the latest date permitted by law (it being acknowledged and agreed by the Purchaser that the Purchaser’s recourse for any breach of a Seller Fundamental Representation shall only be against the Seller in breach of such Seller Fundamental Representation and in no event will the liability of any Seller hereunder following the Closing exceed the purchase price paid to such Seller hereunder). The covenants and agreements contained in this Agreement shall terminate as of the Closing and shall not survive the Closing for any purpose, except as specifically set forth herein.

ARTICLE VIII

MISCELLANEOUS

Section 8.1            Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile (with receipt of confirmation of delivery), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To the Sellers (other than Buckelew):

OCM Principal Opportunities Fund IV, L.P.
Oaktree Capital Management, LLC
333 South Grand Ave., 28th Floor
Los Angeles, CA 90071
Attention: Michael P. Harmon
Fax: (213) 830-6393

MTS Health Investors II, L.P.
c/o MTS Health Partners
623 Fifth Avenue, 15th Floor
New York, NY 10022
Attention: Curtis S. Lane
Fax: (212) 887-2111

Alliance-Oaktree Co-Investors, LLC
c/o Oaktree Capital Management, LLC
333 South Grand Ave., 28th Floor
Los Angeles, CA 90071
Attention: Michael P. Harmon
Fax: (213) 830-6393

Alliance-MTS Co-Investors I, LLC
c/o MTS Health Partners
623 Fifth Avenue, 15th Floor
New York, NY 10022
Attention: Curtis S. Lane
Fax: (212) 887-2111

Alliance-MTS Co-Investors II, LLC
c/o MTS Health Partners
623 Fifth Avenue, 15th Floor
New York, NY 10022
Attention: Curtis S. Lane
Fax: (212) 887-2111

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, CA 90071
Attention:	Jeffrey H. Cohen
Andrew D. Garelick
Fax: (213) 621-5288 and (213) 621-5124

To Buckelew:

c/o Alliance HealthCare Services, Inc.
100 Bayview Circle, Suite 400
Newport Beach, CA 92660
Attention: Larry C. Buckelew
Fax: (949) 242-5377

To the Purchaser:

Fujian Thai Hot Investment Co. Ltd
No. 43 Hudong Road
Olympic Building,
Fuzhou City
Fujian Province, China 350003
Attention: Mr. Huang Quisen
Fax: 86 591 8760 1956

With a copy to:

Davis Polk & Wardwell LLP 2201 China World Office 2 1 Jian Guo Men Wai Avenue Chao Yang District Beijing 100004 Attention: Howard Zhang Fax: 86 10 8567 5102

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next business day, if sent by national courier service for next business day delivery or (iii) the business day on which confirmation of delivery is received, if sent by facsimile.

Section 8.2            Extension; Amendment; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for performance of any of the obligations or other acts of the other parties or (b) waive or amend any provision of this Agreement if, and only if, such extension, amendment or waiver is in writing and signed, in the case of an amendment, by the Purchaser and the holders of a majority of shares owned by the Sellers, or in the case of an extension or waiver, by the party (and, in the case of a waiver by the Sellers, only by the holders of a majority of the shares of Common Stock owned by the Sellers) against whom the extension or waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3            Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.4            Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that the Purchaser may assign its rights and obligations to purchase the Shares to any newly formed entity directly or indirectly controlled by the Purchaser or to any other Person to whom the Purchaser is permitted to assign its rights and obligations under the Governance Agreement, but no such assignment shall relieve the Purchaser of its obligations hereunder unless the holders of a majority of the shares of Common Stock owned by the Sellers shall have given their prior written consent thereto.

Section 8.5            Entire Agreement. This Agreement (including the Schedules hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.6            Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the

Purchaser or the Sellers, or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.7            Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.  In addition, the parties agree that (i) all filing/registration fees in connection with any filing/registration under the DPA, the HSR Act and with the NDRC, MOFCOM and a SAFE Designated Bank shall be borne 50% by the Purchaser, on one hand, and 50% by the Sellers, on the other hand and (ii) the Specified Expenses (as defined below) shall be allocated among the Sellers, on one hand, and the Purchaser, on the other hand, as follows: (x) the Purchaser shall pay Specified Expenses in an amount equal to the sum of $1,250,000, plus the excess of (A) the total amount of Specified Expenses, less (B) $1,250,000, (C) less the amount of Specified Expenses to be paid by the Sellers pursuant to clause (y) below; and (y) the Sellers shall pay Specified Expenses in an amount equal to the difference between (I) the product obtained by multiplying (a) the difference between the total amount of Specified Expenses, less $1,250,000, by (b) 50%, less (II) the difference between $1,100,000 and the actual amount of any agent fee (but not applicable lender fees) incurred by the Company in connection with the waivers, consents or amendment of the Credit Agreement contemplated by Section 6.1(e) above (the “Agent Fee”). For purposes hereof, “Specified Expenses” means the sum of (a) all reasonable and documented third-party fees and expenses payable by the Company in connection the transactions contemplated hereby in excess of $1,000,000 and (b) all reasonable and documented third-party fees and expenses (including any Agent Fee) incurred by the Company in connection with the waivers, consents or amendment of the Credit Agreement contemplated by Section 6.1(e) above, it being acknowledged and agreed by the parties that the Agent Fee shall be deemed to equal $1,100,000 for purposes of this definition if the actual amount paid therefore is less than $1,100,000.  Each Seller hereby acknowledges and agrees that it shall bear its pro rata share of the expenses payable by the Sellers pursuant to this Section 8.7.

Section 8.8            Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, its rules of conflict of laws notwithstanding.

Section 8.9            Disputes. Any dispute or controversy between the parties in relation to or arising out of the existence, interpretation, validity, breach, or termination of this Agreement (a “Dispute”) shall be exclusively, definitely and finally settled through arbitration by Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (“HKIAC Rules”) in accordance with the following:

(a)        All procedures in any such arbitration shall be conducted in English and a daily transcript in English of such proceedings shall be prepared.

(b)        There shall be three (3) arbitrators, each of whom shall be an attorney qualified to practice law and fluent in English and shall be appointed as follows:

(i)            The parties shall, within thirty (30) days of the date on which the Dispute was referred to arbitration, each appoint one (1) arbitrator, who shall jointly appoint the third arbitrator, who shall chair the arbitration panel and shall be a national of a country other than the U.S.A. and China. All arbitrators appointed to preside over a Dispute shall be and remain at all times impartial and independent of the parties.

(ii)           If either party fails to appoint an arbitrator within thirty (30) days of the date on which the Dispute was referred to arbitration, the Chairman of the HKIAC shall appoint the missing arbitrator.

(iii)          If the appointed arbitrators are unable to agree on the third (3rd) arbitrator within thirty (30) days of their appointment, then the Chairman of the HKIAC shall appoint the third (3rd) arbitrator.

(c)        Discovery shall be permitted.

(d)        Any award in the arbitration proceeding shall be rendered in English.

(e)        In any arbitration pursuant to this Section, the arbitrators are not empowered to award:

(i)            Punitive, exemplary or consequential damages and the Parties hereby waive any right to recover such damages except in the event that one of the Parties is found liable for fraud, intentional misconduct; and

(ii)           any equitable remedies except to the extent that such remedies enforce the obligations of this Agreement.

(f)        The arbitrators shall decide in the award the allocation of costs, including the arbitrators’ fees, expenses for translators and translations required in connection with the arbitration and all other costs to which the dispute may give rise.

(g)        The venue and seat of the arbitration shall be Hong Kong. The award of the arbitrators shall be final, binding and without appeal. Any award of the arbitrators may be enforced by any court having jurisdiction over the party against which the award has been rendered, or wherever assets of that party are located, and shall be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).  A court may refuse to enforce any award rendered in accordance herewith, if it finds that any of the arbitrators appointed to preside over the Dispute are not independent or impartial of the parties.

Section 8.10          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 8.11          Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.12          Further Assurances. From time to time after the Closing Date, at the request of the other parties hereto and at the expense of the party so requesting, the Sellers and the Purchaser shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

Section 8.13          Limited Liability of Members of Seller and the Purchaser. Notwithstanding any other provision of this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby will be had against any Person that is not a party to this Agreement or the other documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby, including (to the extent not a party) any current or future director, officer, employee, general or limited partner, member or Affiliate of any Seller or the Purchaser or of any of the foregoing (collectively, a “Related Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly understood and agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party, as such, for any obligation of such Seller or the Purchaser, as the case may be, under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.14          Several Liability of the Sellers.  Notwithstanding any other provision of this Agreement but without limiting in any manner the Purchaser’s express rights hereunder, all representations, warranties, covenants and other obligations of the Sellers contained herein or contemplated hereby, including, without limitation, those contained in Sections 2.2 and 2.3, are, and shall in all cases be deemed to be, several and not joint.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

福建泰禾投资有限公司(FUJIAN THAI HOT INVESTMENT CO., LTD)

By:	/s/ WONG Kisum
Name: WONG Kisum
Title: Chairman

[Signature Page to Stock Purchase Agreement]

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.
Its:	General Partner

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.
Its:	General Partner

By:	OAKTREE CAPITAL MANAGEMENT, L.P.
Its:	Director

By:	/s/ Michael P. Harmon
	Name:	Michael P. Harmon
	Title:	Managing Director

By:	/s/ Amy Rice
Name: Amy Rice
Title: Senior Vice President

ALLIANCE-OAKTREE CO-INVESTORS, LLC

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.
Its:	Managing Member

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.
Its:	General Partner

By:	OAKTREE CAPITAL MANAGEMENT, L.P.
Its:	Director

By:	/s/ Michael P. Harmon
	Name:	Michael P. Harmon
	Title:	Managing Director

By:	/s/ Amy Rice
Name: Amy Rice
Title: Senior Vice President

[Signature Page to Stock Purchase Agreement]

MTS HEALTH INVESTORS II, L.P.

By:	MTS HEALTH INVESTORS II GP, LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Senior Managing Director

ALLIANCE-MTS CO-INVESTORS I, LLC

By:	MTS HEALTH INVESTORS II GP, LLC, its Managing Member
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Senior Managing Director

ALLIANCE-MTS CO-INVESTORS II, LLC

By:	MTS HEALTH INVESTORS II GP, LLC, its Managing Member
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Senior Managing Director

[Signature Page to Stock Purchase Agreement]

By:	/s/ Larry C. Buckelew
Larry C. Buckelew

[Signature Page to Stock Purchase Agreement]

SCHEDULE I

SCHEDULE OF PURCHASERS

Name of Seller	No. of Shares Sold	Aggregate Purchase Price
MTS	351,852	$6,509,262.00
OCM Fund	4,756,491	$87,995,083.50
Co-Investors	224,032	$4,144,592.00
Co-Investors I	70,380	$1,302,030.00
Co-Investors II	35,190	$651,015.00
Buckelew	100,000	$1,850,000.00

I-1

Schedule 3.5

BROKERS

1.                                      Moelis & Company

1

Schedule 5.2

REQUIRED CONSENTS

1.                                      Credit Agreement Waiver

1

Exhibit A

GOVERNANCE TERM SHEET

A-1

Project Gamma

Term Sheet

The Company	Alliance HealthCare Services, Inc., a Delaware corporation listed on Nasdaq.

Transaction Parties

•                  Fujian Thai Hot Investment, or any newly formed entity controlled by it (the “Purchaser”), controlling shareholder of Thai Hot Group, a listed company in China;

•                  Oaktree Capital Management L.P. and certain of its affiliates (“Oaktree”), MTS Health Investors, LLC and certain of its affiliates (“MTS”), and Mr. Larry C. Buckelew (“Buckelew”) (collectively with Oaktree and MTS, the “Sellers”); and

•                  The Company.

Transaction Structure

The Purchaser will purchase all of the Shares owned by Oaktree and MTS as well as certain shares owned by Buckelew (collectively representing approximately 51.5% of the issued and outstanding common stock of the Company) (the “Transaction”).

Transaction Documentation	• Stock Purchase Agreement • Governance, Voting and Standstill Agreement • Assignment of Registration Rights Agreement

Contemplated Approvals, Filings and Consents

•                  Applicable PRC approvals and filings being obtained or made, as the case may be, at or prior to closing.

•                  Written notification from CFIUS being obtained at or prior to closing.

•                  Expiration or early termination of the HSR waiting period at or prior to closing.

• Waiver of default under Credit Agreement being obtained at or prior to closing.

Expenses

Each party shall bear its own transaction costs, except as specified below.  The Purchaser and Sellers will each bear an agreed portion of the following transaction expenses (including reasonable and documented fees paid to advisors, attorneys, consultants and applicable lenders): (i) 100% of the fees and expenses incurred by the Company in connection with the amendment or waiver of the

Credit Agreement referred to above; and (ii) all reasonable and documented fees and expenses incurred by the Company in connection with the Transaction in excess of $1 million.

Management Incentive Plan

Subject to the approval of the board of directors of the Company (the “Board”) or an authorized special committee of the Board, the Purchaser agrees to fund a new management incentive arrangement which involves the issuance of $1.5 million in cash based awards to management.

Board Approval	The Board will approve the Transaction for purposes of Section 203 of the DGCL so that the Purchaser will be exempt from such restrictions.

Standstill

For a period of three (3) years following execution of the Governance, Voting and Standstill Agreement (the “Standstill Period”), without the approval of the Non-Affiliated Directors (as defined below), the Purchaser and its affiliates may not purchase shares of the Company’s equity securities or otherwise acquire beneficial ownership of any shares of the Company or any security that is convertible into such shares (other than as set forth in “Transfer/Purchases” below). In addition, during the Standstill Period, neither the Purchaser nor any of its Affiliates shall: (i) effect, seek or make any proposal with respect to, or in any way assist or encourage any other person to effect or seek, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any shares of the Company or any consent solicitation or stockholder proposal; (ii) except in accordance with the terms hereof, otherwise act, alone or in concert with others, to seek representation on the Board of Directors of the Company; (iii) make any public request or public proposal to amend, waive or terminate any provision of this provision; or (iv) take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (iii).

Corporate Governance

During the Standstill Period, the Purchaser shall have the right to appoint the number of directors necessary to comprise a majority of the Board; provided that, in the event the Purchaser exercises its right to appoint a majority of the directors on the Board, the Board shall increase the total number of Board seats to accommodate the Purchaser’s nominees such that the appointments by the Purchaser shall not have the effect of requiring any current Board member to resign.

For so long as the Purchaser owns at least 35% of the fully diluted

2

equity securities of the Company, the Purchaser will have the right to appoint such majority of directors to the Board. The initial three (3) nominees appointed by Purchaser shall be Mr. Kisum Wong, Mr. Yong Ge and Mr. Tao Zhang who shall replace Mr. Michael Harmon, Mr. Aaron Bendikson and Mr. Curtis Lane. The Purchaser may designate additional nominees from time to time (up to the number necessary to comprise a majority) and the Company shall cause such nominees to be appointed to the Board, subject to the Company Approval Right. In addition, for so long as the Purchaser owns at least 35% of the fully diluted equity securities of the Company and such persons remain directors:

•                  Mr. Wong (chairman of the Purchaser) will be the chairman of the Board;

•                  Mr. Ge and Mr. Zhang will both serve on the Compensation Committee and the Nominating and Corporate Governance Committee;

•                  Mr. Wong, Mr. Ge and Mr. Zhang will each sit on a different class of the Board.

In the event that the Purchaser owns less than 35% but at least 25% of the fully diluted equity securities of the Company, the Purchaser shall have the right to appoint three (3) directors to the Board. In that case, the number of Purchaser designees on committees of the Board will be reduced by one. In the event that the Purchaser owns less than 25% but at least 15% of the fully diluted equity securities of the Company, the Purchaser shall have the right to appoint one (1) director to the Board. In that case, the Purchaser’s sole appointee shall not be entitled to sit on any committees of the Board. In the event that the Purchaser owns less than 15% of the fully diluted equity securities of the Company, the Purchaser shall have no contractual right to appoint any directors to the Board; provided, however, the Nominating and Corporate Governance Committee will review in good faith any proposals with respect to director nominees at all times. In the event that the number of Purchaser designees then serving on the Board exceeds the number of directors that the Purchaser shall then have the right to designate hereunder, the Purchaser shall take all requisite action to cause the resignation or removal of such number of excess persons from the Board.

The Company shall have the right (the “Company Approval Right”) to deny any of the Purchaser’s proposed designees to the Board or any Committee of the Board if (i) in the case of a Committee appointment, such designee is not qualified to serve on

3

such Committee, (ii) such designee’s appointment to the Board (in the case of a Board appointment) or to a Committee (in the case of a Committee appointment) would cause the Company not to be in in compliance with any applicable SEC, NASDAQ or IRS independence or other requirements, or (iii) such designee is affiliated with a competitor of the Company or has been convicted of, or has pleaded guilty or nolo contendere to, a felony or a crime involving moral turpitude, or was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or if the Non-Affiliated Directors determine, in good faith, that the appointment or election of such person would be a breach of their fiduciary duties under applicable law.

In addition, all directors will be expected to attend at least 75% of all Board and Committee meetings either in person or telephonically and at least one Board meeting in Beijing, China, and one Board meeting in California, USA, in person each year.

Confidentiality

All Purchaser nominees will be subject to confidentiality and information sharing restrictions customary for a transaction of this nature, including restrictions with respect to trading on material non-public information.

Voting Arrangement

During the Standstill Period, the Purchaser will vote and consent all of its shares in favor of the nominees of the Nominating and Corporate Governance Committee, will not vote for or consent to the removal of any such persons unless recommended by the Nominating and Corporate Governance Committee and will grant an irrevocable proxy in support of such covenant. In addition, the director compensation package will not be reduced in any material respect without the approval of a majority of the independent directors not affiliated with the Purchaser (the “Non-Affiliated Directors”).

Transfer/Purchases

The Sellers will assign to the Purchaser the registration rights granted to the Sellers under the Stockholders Agreement entered into among the Company and certain of the Sellers as of April 16, 2007.

For the avoidance of doubt, the Purchaser shall have the right to, without any Board action, acquire additional securities of the Company to maintain its ownership level at 51.5% on a fully diluted basis; provided that such right is exercised within one hundred twenty (120) days of the Purchaser’s ownership level falling below such 51.5% on a fully diluted basis.

4

Transfer Restrictions

If at any time the Purchaser receives an offer or inquiry to purchase all or substantially all of its shares, it must provide prompt written notice of such offer or inquiry to the Company and the Board of Directors.

As a condition to any share transfer by the Purchaser during the Standstill Period (except in a sale to public stockholders, whether made pursuant to the Purchaser’s registration rights, Rule 144 or other means permitted by US securities laws where it is anticipated that no transferee will own 5% or more of the outstanding shares), the transferee shall agree to be bound by the terms of the Governance, Voting and Standstill Agreement.

Related Party Transactions

Any transaction in excess of $120,000 between the Purchaser or its affiliates, on the one hand, and the Company, on the other hand, shall require the approval of a majority of the Non-Affiliated Directors.

Forum for Disputes; Amendment

Any dispute arising between the parties shall be governed by Delaware law and will be subject to the exclusive jurisdiction and venue of the Delaware Chancery Court (or if the Delaware Chancery Court is unavailable, any other court of the State of Delaware or, to the extent necessary, any federal court sitting in the State of Delaware). Any amendment to the Governance, Voting and Standstill Agreement shall require the approval of a majority of the Non-Affiliated Directors.

Termination	The Governance, Voting and Standstill Agreement shall terminate in the event that the Purchaser owns less than 5% of the fully diluted equity securities of the Company.

Business Assistance and Non-Competition

The Purchaser will use its commercially reasonable best efforts to provide assistance to the Company as may be reasonably requested in connection with the operation of its business and its pursuit of worldwide growth opportunities without any payment designed as a management, consulting, advisory or similar fee or expense to the Company.

For so long as (i) the Purchaser owns at least 15% of the fully diluted equity securities of the Company or (ii) one or more individuals affiliated with the Purchaser is a member of the Board, the Purchaser will not, and will cause its controlled or controlling affiliates not to, conduct any business that directly competes with the business of the Company as currently conducted (the “Competing Business”), provided that the foregoing shall not prohibit the Purchaser or any of its controlled affiliates from (i) making a passive investment representing less than 5% of any

5

class of equity securities of any person, provided, however, that such class of equity securities is traded on a national securities exchange or (ii) acquiring or making non-controlling investments in any person or entity that does not derive a material portion of its revenues from any Competing Business.

Non-Binding

Except as set forth below, this Term Sheet sets forth a summary of the material terms expected to be included in a definitive agreement but does not constitute a binding obligation on the part of any person, it being understood that such binding obligation will arise only upon the execution of a mutually acceptable definitive agreement by and between the Company and the Purchaser and any other parties mutually agreed to be a party thereto, which shall be in the sole and absolute discretion of each such party. The Company and the Purchaser each agree to use commercially reasonable best efforts to as promptly as practicable finalize and execute a definitive agreement that reflects the terms and conditions set forth in this Term Sheet. This Term Sheet shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws.

6

The undersigned have executed this Term Sheet as of the date set forth below.

Fujian Thai Hot Investment	Alliance HealthCare Services, Inc.

Name:	Name:
Title:	Title:
Date:	Date:

7

Exhibit B

FORM OF ASSIGNMENT OF REGISTRATION RIGHTS

B-1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is entered into this [•]th day of [•], 2015, by and among OCM Principal Opportunities Fund IV, L.P., a California limited partnership (“OCM Fund”), MTS Health Investors II, L.P., a Delaware limited partnership (“MTS”), Alliance-Oaktree Co-Investors, LLC, a Delaware limited liability company (“Co-Investors”), Alliance-MTS Co-Investors I, LLC, a Delaware limited liability company (“Co-Investors I”) and Alliance-MTS Co-Investors II, LLC, a Delaware limited liability company, (“Co-Investors II”, together with OCM Fund, MTS, Co-Investors and Co-Investors I, the “Stockholders” and each, a “Stockholder”), Fujian Thai Hot Investment Co., Ltd, an entity organized under the laws of the People’s Republic of China (the “Purchaser”), and Alliance HealthCare Services, Inc., a Delaware corporation (previously named Alliance Imaging, Inc. the “Company”).

WHEREAS, the Stockholders have certain registration rights with respect to their Common Stock (as defined below) under that certain Registration Rights Agreement, dated as of November 2, 1999, by and among the Company, Viewer Holdings LLC, a Delaware limited liability company (“Viewer”) and certain other parties thereto (the “Registration Rights Agreement”) that such Stockholders received pursuant to that certain Assignment, dated April 16, 2007, by and among Viewer, OCM Fund, MTS, Co-Investors, Co-Investors I and Co-Investors II;

WHEREAS, the Stockholders are party to that certain Stock Purchase Agreement, dated as of September 16, 2015 (the “Stock Purchase Agreement”), by and among the Stockholders, Larry C. Buckelew (“Buckelew”) and the Purchaser, pursuant to which the Stockholders and Buckelew have agreed to sell, and the Purchaser has agreed to purchase, an aggregate of 5,537,945 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Share Purchase”), representing 100% of the shares of Common Stock owned beneficially and of record by the Stockholders; and

WHEREAS, in connection with the Share Purchase, each Stockholder has agreed to assign to the Purchaser its rights relating to the Shares under the Registration Rights Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Effective as of the date hereof, each Stockholder, severally and not jointly, hereby assigns its rights and future obligations for all purposes under the Registration Rights Agreement with respect to the Shares to the Purchaser, including without limitation the registration rights in connection with the ownership of the Shares pursuant to Sections 3 and 4 of the Registration Rights Agreement. Effective as of the date hereof, the Purchaser hereby accepts and assumes the assignment of rights and future obligations made by each Stockholder pursuant to the preceding sentence.

2.                                      For the avoidance of doubt, immediately following the effectiveness hereof:

(a)                                 The Shares shall be deemed to be “Registrable Securities” under the  Registration Rights Agreement; and

(b)                                 The Purchaser shall be deemed to be an “Investor” and “Holder” under the Registration Rights Agreement.

3.                                      Capitalized terms not defined herein but defined under the Registration Rights Agreement shall have the meanings under the Registration Rights Agreement.

4.                                      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.

5.                                      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement

6.                                      This Agreement shall become effective upon the Closing (as defined under the Stock Purchase Agreement).

[Signature Pages Follow]

2

AGREED TO AND ACCEPTED:

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By:	OCM PRINCIPAL OPPORTUNITIES
FUND IV GP, L.P., its General Partner
By:	OCM PRINCIPAL OPPORTUNITIES
FUND IV GP LTD., its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, L.P.,
its Director

By:
Name:
Title:

By:
Name:
Title:

ALLIANCE-OAKTREE CO-INVESTORS, LLC

By:	OCM PRINCIPAL OPPORTUNITIES

FUND IV GP, L.P., its Managing Member

By:	OCM PRINCIPAL OPPORTUNITIES
FUND IV GP LTD., its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, L.P.,
its Director

[Signature Page to Agreement]

By:
Name:
Title:

By:
Name:
Title:

4

MTS HEALTH INVESTORS II, L.P.

By:	MTS HEALTH INVESTORS II GP,
LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP
HOLDINGS, LLC, the Class A Member

By:
Name:
Title:

ALLIANCE-MTS CO-INVESTORS I, LLC

By:	MTS HEALTH INVESTORS II GP, LLC,

its Managing Member

By:	MTS HEALTH INVESTORS II GP
HOLDINGS, LLC, the Class A Member

By:
Name:
Title:

ALLIANCE-MTS CO-INVESTORS II, LLC

By:	MTS HEALTH INVESTORS II GP, LLC,
its Managing Member

[Signature Page to Agreement]

By:	MTS HEALTH INVESTORS II GP
HOLDINGS, LLC, the Class A Member

By:
Name:
Title:

FUJIAN THAI HOT INVESTMENT CO., LTD

By:
Name:
Title:

6

ACKNOWLEDGED AND ACCEPTED:

ALLIANCE HEALTHCARE SERVICES, INC.

By:
Name:
Title: